Exhibit 4.2.1

FIRST AMENDMENT TO THE
REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT to the REVOLVING CREDIT AGREEMENT, dated as of this 31st day of August, 2003 (the “First Amendment”), is entered into in connection with and as an amendment to that certain Revolving Credit Agreement, dated as of March 10th, 2003 (the “Credit Agreement”), by and between First National Bank of Omaha (the “Bank”) and Ballantyne of Omaha, Inc. (the “Borrower”).  All capitalized terms used but not otherwise defined herein shall have their respective meanings as prescribed in the Credit Agreement.

WHEREAS, the maturity date for the Base Revolving Credit Facility pursuant to the Credit Agreement is currently August 31st, 2003; and

WHEREAS, the Borrower and the Bank desire to extend the maturity date of the Base Revolving Credit Facility to August 30th, 2004 and to make such other amendments as discussed below.

NOW, THEREFORE, the parties hereby agree that as of the date hereof:

1.             The following definition is hereby added to Article I of the Credit Agreement as follows:

Letter(s) of Credit:  Any and all existing and future Letter(s) of Credit that have been issued or will be issued from time to time by FNBO for the account of and benefit of the Borrower or one or more of its Subsidiaries.

2.             The following definition in Article I of the Credit Agreement is hereby amended to read as follows:

Termination Date:  August 30, 2004, or such later date as is approved in writing by FNBO.

3.             Section 2.1 of the Credit Agreement is hereby amended by replacing the phrase “Until August 31, 2003” with “Until August 30, 2004”.

4.             Section 2.6 of the Credit Agreement is hereby amended by adding “and any and all obligations outstanding under the Letter(s) of Credit” after the phrase “including, without limitation, the Borrower’s obligations to make payments of principal and interest on the Note”.

5.             This First Amendment shall not affect any and all amounts and obligations that may be outstanding from the Borrower to the Bank under the Credit Agreement, and all such obligations remain secured by the Collateral.

6.             This First Amendment may be executed in several counterparts, and such counterparts together shall constitute one and the same instrument.

7.             Except as expressly agreed herein, all terms of the Credit Agreement shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Borrower and the Bank have caused this First Amendment to be executed as of the day and year first above written.

BANK:

FIRST NATIONAL BANK OF OMAHA

By:	/s/Jeff Sims
Name: Jeff Sims
Title: Vice President

BORROWER:

BALLANTYNE OF OMAHA, INC.

By:	/s/ Brad French
Name: Brad French
Title: CFO

NOTICE:  A credit agreement must be in writing to be enforceable under Nebraska law.  To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

INITIALED:	BF
Borrower